Exhibit 10.1

[FORM OF RESTRICTED STOCK AGREEMENT]

RESTRICTED STOCK AGREEMENT UNDER

THE BENCHMARK ELECTRONICS, INC. 2000 STOCK AWARDS PLAN

dated as of [          ], between Benchmark Electronics, Inc. (the “Company”),

a Texas Corporation, and [ ].

This Restricted Stock Agreement (the “Award Agreement”) sets forth the terms and conditions of an award of [                           ] shares of the Company’s common stock, $0.10 par value (the “Common Stock”), that are subject to certain restrictions on transfer and risks of forfeiture and other terms and conditions specified herein (the “Restricted Shares”) and that are granted to you under the Benchmark Electronics, Inc. 2000 Stock Awards Plan (the “Plan”).

THIS AWARD OF RESTRICTED SHARES IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT.  BY SIGNING YOUR NAME BELOW, YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1.  The Plan.  This award of Restricted Shares is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement.  In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of this Award Agreement shall govern.  In the event of any conflict between the terms of this Award Agreement and the terms of any individual employment agreement between you and the Company or any of its Affiliates (an “Employment Agreement”), the terms of your Employment Agreement will govern.

SECTION 2.  Definitions.  Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan.  As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

“Vesting Date” means the date on which your rights with respect to all or a portion of the Restricted Shares subject to this Award Agreement may become fully vested, and the restrictions with respect to such Restricted Shares may lapse, as provided in Section 3(a) of this Award Agreement.

SECTION 3.  Vesting and Delivery.  (a)  Vesting.  On each Vesting Date set forth below, your rights with respect to the number of Restricted Shares subject to this Award Agreement that correspond to such Vesting Date, as specified in the chart below, shall become vested, and the restrictions set forth in this Award Agreement with respect to such Restricted Shares shall lapse, provided that you must be employed by the Company or an Affiliate on the relevant Vesting Date in order for your rights with respect to the applicable portion of the Restricted Shares to become vested and the applicable restrictions to lapse, except as otherwise determined by the Committee in its sole discretion or as otherwise provided in your Employment Agreement.

Vesting Date

Aggregate Percentage

Vested

Aggregate Number of Shares Vested

(b)  Delivery of Restricted Shares.  On or following the date of this Award Agreement, the Restricted Shares awarded to you pursuant to this Award Agreement shall be registered in your name and deposited into an account in book-entry format with [Company’s Transfer Agent], and shall be held in the account subject to the transfer restrictions described in this Award Agreement and the Plan until such time, if any, as your rights with respect to such Restricted Shares become vested.  Upon the vesting of your rights with respect to such Restricted Shares, the restrictions related to this account shall lapse in accordance with Section 3(a) of this Agreement.

SECTION 4.  Forfeiture of Restricted Shares.  Unless the Committee determines otherwise, and except as otherwise provided in your Employment Agreement, if your rights with respect to any Restricted Shares awarded to you pursuant to this Award Agreement have not become vested prior to the date on which your employment with the Company and its Affiliates terminates for any reason other than a Change of Control, your rights with respect to such Restricted Shares shall immediately terminate, and you will be entitled to no further payments or benefits with respect thereto.

SECTION 5.  Voting Rights; Dividend Equivalents.  Prior to the date on which your rights with respect to a Restricted Share have become vested, and the restrictions set forth in this Award Agreement with respect to such Restricted Share have lapsed, you shall be entitled to exercise voting rights with respect to such Restricted Share and shall be entitled to receive dividends or other distributions with respect thereto; provided that any such dividends or distributions paid in shares of the Company’s Common Stock shall constitute Restricted Shares and be subject to all of the same restrictions as the Restricted Shares with respect to which they were paid.

SECTION 6.  Non-Transferability of Restricted Shares.  Unless otherwise provided by the Committee in its discretion, Restricted Shares may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Paragraph XIV(e) of the Plan.  Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of a Restricted Share in violation of the provisions of this Section 6 and Paragraph XIV(e) of the Plan shall be void.

SECTION 7.  Withholding, Consents and Legends.  (a)  Withholding.  The delivery of share certificates pursuant to Section 3(b) of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with Paragraph XIV(c) of the Plan; provided that you may elect to satisfy any applicable withholding taxes (i) by having the Company retain share certificates that you would have otherwise received upon vesting of your rights with respect to such Restricted Shares or (ii) by delivery to the Company of shares of Common Stock that you then own, in each case that have an aggregate Fair Market Value (valued as of the day immediately prior to the date of delivery of such share certificates) equal to the amount of such withholding taxes.

(b)  Consents.  Your rights in respect of the Restricted Shares are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c)  Legends.  The Company may affix to certificates for the Restricted Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws).  The Company may advise the applicable transfer agent to place a stop order against any legended Restricted Shares.

SECTION 8.  Successors and Assigns of the Company.  The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9.  Committee Discretion.  The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 10.  Dispute Resolution.  (a)  Jurisdiction and Venue.  Notwithstanding any provision in your Employment Agreement, you and the Company hereby irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of Texas and (ii) the courts of the State of Texas for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan.  You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Southern District of Texas or, if such action, suit or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Texas.  You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the applicable address set forth in Section 11 of this Award Agreement shall be effective service of process for any action, suit or proceeding in Texas with respect to any matters to which you have submitted to jurisdiction in this Section 10(a).  You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Southern District of Texas or (B) the courts of the State of Texas, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)  Waiver of Jury Trial.  You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c)  Confidentiality.  You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 11.  Notice.  All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	Benchmark Electronics, Inc. 3000 Technology Drive Angleton, Texas 77515 Attention: Legal Dept.

If to you:	Your address on file with the Company.

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 12.  Headings.  Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision hereof.

SECTION 13.  Amendment of this Award Agreement.  The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively;

provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the Restricted Shares shall be subject to the provisions of Paragraph XII of the Plan).

SECTION 14.  Counterparts.  This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

BENCHMARK ELECTRONICS, INC.

by

Name:
Title:

[ ],